UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2009

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Trade Center 14th Floor Jl. Jenderal Sudirman Kav. 29-31 Jakarta, Indonesia	12920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (62) 21 5211110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act 17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 20, 2009, KAL Energy, Inc. (the “Company”) became aware of certain unfounded rumors circulating about the business activities of the Company.  The rumors relate to potential strategic relationships and fund raising and are being perpetuated by individuals not authorized to speak for the Company.

To clarify any misconceptions currently in the marketplace, the Company did state, in its Current Report on Form 8-K dated February 24, 2009, that it is seeking alternate strategic relationships after the termination of the Indo Mines Ltd. and Indo Energy Pty Ltd. letter of intent.  As of the date of this report, the Company has not achieved any definitive plans with any potential partner or funding source.  The Company continues to seek strategic relationships in the ordinary course of its business for the purpose of continuing operations and maximizing the value of its assets for the benefit of its common stock holders.

Further, as discussed in the press release dated December 22, 2008 and furnished with the Current Report on Form 8-K on December 29, 2008, the Company continues to be confident in its rights to the economic benefits of its projects entitled Graha and Bunyut.  As previously disclosed, these rights are created through contractual relationships with the title holders, PT Graha Panca Karsa (GPK) and PT Bunyut Bara Mandiri (BBM).  The Company also reaffirms its statement that it is continuing to work with the local government regarding its exploration license extensions and the East Kalimantan police regarding their criminal investigation surrounding the possible criminal actions perpetrated by an unidentified number of individuals related to the Graha and Bunyut concessions. The Company continues to believe that no current employees or contractors are under investigation or are likely to be implicated in future.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act unless specifically stated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAL ENERGY, INC.

March 23, 2009	By:	/s/ William Bloking
William Bloking
President